                                                                    Exhibit 99.1

--------------------------------------------------------------------------------
[LITTELFUSE LOGO]                                                        N E W S
--------------------------------------------------------------------------------
                                Littelfuse, Inc.
                                ------------------------------------------------
NEWS RELEASE                    800 East Northwest Highway Des Plaines, IL 60016
                                ------------------------------------------------
                                (847) 824-1188 o (847) 391-0894 - FAX #
                                ------------------------------------------------

CONTACT:  PHIL FRANKLIN,
VICE PRESIDENT, OPERATIONS SUPPORT & CFO   (847) 391-0566


                    LITTELFUSE RAISES FIRST QUARTER GUIDANCE

         DES PLAINES, ILLINOIS, MARCH 10, 2006 - Littelfuse, Inc. (NASDAQ/NMS:LFUS) today announced that sales and earnings for the first quarter of 2006 are now expected to be higher than previously indicated. Sales, which were previously expected to increase 5-10% sequentially compared to the fourth quarter of 2005, are now expected to increase at least 10% sequentially. Earnings per share, excluding stock option expense, which were previously expected to be at least $0.30 per diluted share for the first quarter of 2005, are now expected to be at least $0.40 per diluted share. The recognition of stock option expense in accordance with FAS 123R will reduce first quarter earnings per share by approximately $.03 per diluted share.

         "Our electronics business, which began improving late in the fourth quarter of 2005, has ramped-up faster than expected," said Gordon Hunter, Chief Executive Officer. "Improvement in telecom has been the most significant contributor, but all major end markets are showing positive trends, with particular strength in North American distribution. The strong order trend and improved backlog have allowed us to increase production rates in many of our factories, resulting in increased operating leverage and expanding margins," added Hunter.

Conference Call Webcast Information


         Littelfuse will host a conference call today, Friday March 10, 2006 at 11:00 a.m. Eastern/10:00 a.m. Central time to discuss this mid-quarter update and its recent acquisitions of SurgX Corporation and Concord Semiconductor. The call will be broadcast live over the Internet and can be accessed through the company's Web site: www.littelfuse.com. Listeners should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through April 28, 2006 and can be accessed through the Web site listed above.



                                     -more-

About Littelfuse


         As the worldwide leader in circuit protection products and solutions with annual sales of $467.1 million in 2005, the Littelfuse portfolio is backed by industry leading technical support, design and manufacturing expertise. Littelfuse products are vital components in virtually every product that uses electrical energy, including automobiles, computers, consumer electronics, handheld devices, industrial equipment, and telecom/datacom circuits. Littelfuse offers Teccor(R), Wickmann(R) and Pudenz(R) brand circuit protection products. In addition to its Des Plaines, Illinois, world headquarters, Littelfuse has sales, distribution, manufacturing and engineering facilities in Brazil, China, England, Germany, Hong Kong, India, Ireland, Japan, Korea, Mexico, the Netherlands, the Philippines, Singapore, Taiwan and the U.S.

         For more information, please visit Littelfuse's web site at www.littelfuse.com.

--------------------------------------------------------------------------------
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995.
Any forward looking statements contained herein involve risks and uncertainties, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, product development and patent protection, commercialization and technological difficulties, capacity and supply constraints or difficulties, exchange rate fluctuations, actual purchases under agreements, the effect of the company's accounting policies, labor disputes, restructuring costs in excess of expectations and other risks which may be detailed in the company's Securities and Exchange Commission filings.
--------------------------------------------------------------------------------


                                      # # #